Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262324 on Form S-8 of our report dated April 3, 2023, relating to the consolidated financial statements of Navitas Semiconductor Corporation and subsidiaries (“the Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Los Angeles, CA
April 3, 2023